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                                                                    EXHIBIT 99.2


(BW)(IXC-COMMUNICATIONS)(IIXC) IXC Communications, Inc. Announces Second Quarter Results; Gross Profit Up 111.7%; Gross Margin Increases to 31.0% from 20.1%

     Business Editors/Technology Writers

        AUSTIN, Texas -- (BUSINESS WIRE) -- July 29, 1998 -- IXC Communications, Inc. (Nasdaq: IIXC) announced today that revenue for the second quarter of 1998 increased 37.0% to $155.9 million, from $113.8 million in the second quarter of 1997.
        Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter increased to $18.4 million from negative $1.5 million for the prior year's second quarter. The net loss for the second quarter, which includes an extraordinary loss of $69.8 million, was $102.5 million, or ($3.30) per common share (basic and diluted), compared with a net loss of $27.9 million or ($0.87) per common share (basic and diluted) for the second quarter of 1997.
        Current and prior year results have been restated to include the operations of Eclipse (formerly Network Long Distance, Inc.), which was acquired on June 3, 1998 in a transaction accounted for as a pooling of interests.
        "IXC's operating performance in the second quarter reflects the key initiatives we have undertaken to broaden and strengthen the technical and management infrastructure of the Company, laying the foundation to support anticipated profitable growth in coming periods," said Ben Scott, Chairman and Chief Executive Officer.
        "We have focused on expanding our nationwide fiber optic network, adding high-value services for customers, building the varied capabilities of our business, and improving the financial fundamentals of the Company."
        Revenue increased $42.1 million in the second quarter of 1998 over the second quarter of 1997, with consolidated switched long distance revenue growing $30.2 million or 40.1%. Switched long distance revenue from the Company's Eclipse subsidiary increased 14.7% to $28.6 million, from $24.9 million in the second quarter of 1997, with IXC's historical switched revenue growing 52.7% to $76.9 million, from $50.4 million in the comparable period in 1997. Private line revenue increased $11.9 million, or 31.0%, versus the second quarter of 1997.
        Gross profit increased $25.5 million, or 111.7%, versus the second quarter of 1997. The increase in gross profit resulted from the growth in revenue, partially offset by increased access costs related to the growth in switched long distance traffic, and additional costs of leased off-net circuits to support the revenue growth.
        Gross profit as a percentage of revenue improved to 31.0% in the quarter from 20.1% in the prior year's comparable quarter. Access costs were 69.8% of switched long distance revenue in the current quarter versus 85.2% in the second quarter of 1997 - the result of FCC mandated reductions in access costs per minute of use, as well as close management of costs related to traffic mix and overflow traffic.
        Year over year quarterly operating and administrative costs dropped to 19.2% of revenue, versus 21.4% in the second quarter of 1997, representing an increase of just $5.6 million. Such increase occurred due to the Company's expanded operations and fiber network.


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        The net loss for the second quarter of 1998 reflected the improvement in
EBITDA, offset by higher depreciation expense from the Company's fiber expansion program, larger equity losses generated primarily from the Company's investments in PSINet and MarcaTel, a long distance venture in Mexico, and increased provision for income tax related to certain fiber sales agreements activated during the year.
        In addition, the net loss reflected pooling costs of $7.7 million associated with the Eclipse merger, and an after-tax extraordinary charge of $69.8 million related to the early redemption of $284.2 million of the Company's 12-1/2% Senior Notes during the quarter.
        Pooling costs consist of professional services associated with the merger, an accrual for termination costs associated with duplicate functions, costs of exiting excess office space, writing off duplicate equipment and software, and costs incurred to integrate business processes.
        Loss per common share for the second quarter of 1998 reflects $15.5 million of dividends related to two classes of preferred stock issued during 1997 and to the 6-3/4% Convertible Preferred Stock issued in the first quarter of 1998.
        Excluding the second quarter nonrecurring pooling costs and the extraordinary charge on early extinguishment of debt, net loss would have been $41.7 million, or ($1.17) per common share (basic and diluted) versus the net loss of $30.2 million, or ($0.87) per common share (basic and diluted) for the second quarter of 1997.
        On a sequential quarter basis, second quarter 1998 revenue declined 1.0% to $155.9 million, compared with $157.6 million in the first quarter, with private line revenue growing $6.6 million, or 15.1%, offset by a decrease in consolidated long distance switched revenue of $8.3 million, or 7.3%.
        The decline in long distance switched revenue was substantially attributable to the expected reduction of switched traffic from Excel Communications, Inc., as part of the renegotiation and renewal of the existing switched services contract announced in April.
        The new contract calls for $156 million in revenue, over four years, the major portion of which is expected to be derived from higher margin private line services.
        Gross profit in the second quarter declined $1.3 million, or 2.6%, versus the first quarter as a result of the revenue decline and the impact of a nonrecurring favorable carrier dispute resolution recognized in the first quarter. Operating and administrative expenses were essentially even with the prior quarter, rising only 2.2%, and EBITDA declined $1.9 million, compared to the first quarter, 1998.
        For the first half of 1998, revenue increased $92.8 million, or 42.1% to $313.5 million, compared with $220.7 million in the first half of 1997. Private line revenue increased 35.9% to $94.2 million, from $69.4 million in the comparable period in 1997, and consolidated long distance switched revenue grew 44.9% to $219.3 million, versus $151.3 million in the first half of 1997.
        Switched long distance revenue from the Company's Eclipse subsidiary increased 19.0% to $57.0 million, from $47.9 million in the first half of 1997, with IXC's historical switched long distance revenue growing 56.9% to $162.3 million, from $103.4 million in the comparable period in 1997.




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        Gross profit in the first half of 1998 increased $53.2 million to $98.0 million, or 118.6%, with gross profit as a percentage of revenue improving to 31.3% in the current period from 20.3% in the first half of 1997. The increase in gross profit resulted from the growth of revenue, partially offset by increased access costs related to the growth of switched traffic and additional costs of leased off-net circuits to support the increased revenue in advance of the Company's fiber expansion program.
        Operating and administrative costs in the first half of 1998 increased 28.0% to $59.3 million, compared with $46.4 million in 1997, but decreased as a percentage of revenue to 18.9% in the current period versus 21.0% in the first half of 1997. The increase in operating and administrative costs related to the Company's expanded scope of operations and fiber network.
        EBITDA increased $40.2 million to $38.6 million in the first half of 1998 from a negative $1.5 million in the first half of 1997, reflecting revenue growth, partially offset by increases in cost of services and operating expenses.
        The net loss in the first half of 1998 was $120.4 million, or ($4.14) per common share (basic and diluted), compared with a net loss of $50.4 million, or ($1.54) per common share (basic and diluted) in the first half of 1997.
        The net loss in the first half of 1998 reflected increased depreciation expense related to the Company's expanded fiber network, larger equity losses primarily related to the Company's investments in PSINet and MarcaTel, and an increased provision for income tax related to fiber sales agreements activated during the second quarter of 1998, offset by the $40.2 million improvement in EBITDA.
        The net loss in the first half of 1998 reflected the pooling costs related to the Eclipse merger and the extraordinary charge related to the early redemption of debt. Loss per common share in the first half of 1998 reflected $27.2 million of dividends related to three issues of preferred stock issued since the first quarter of 1997.
        Excluding the second quarter 1998 pooling costs and the extraordinary charge, the net loss for the first half of 1998 would have been $72.9 million, or ($2.04) per common share (basic and diluted), versus the $51.0 million net loss, or ($1.48) per common share (basic and diluted) for comparable data in the first half of 1997.
        "This year we have made great progress strengthening our management team and, through a number of key acquisitions, establishing our retail distribution channel and developing the advanced platform for our Internet business," said Mr. Scott.
        Mr. Scott noted the following key events occurring in the second quarter of 1998:



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--   Completion of the acquisition of Eclipse Telecommunications, Inc. (formerly
     Network Long Distance, Inc.) as the centerpiece of IXC's emerging retail strategy.

-- The acquisition of Network Evolutions, Inc. (NEI), SMARTNAP, The Data Place, Inc., and ntr.net Corporation - key pieces in IXC's expansion of its Internet business.

--   An agreement to purchase a 34% stake in Applied Theory
     Communications, Inc., a New York-based ISP, strongly positioning IXC as a developer of Internet 2, the next generation IP technical infrastructure.

        The expansion of the senior management team with the addition of the following new executives:


     --   David Hughart, President - Retail Division
     --   Leo Welsh, President - Wholesale Division
     --   Valerie Walden, Sr. Vice President - Switched and Private Line
          Services
     --   Dominick DeAngelo, Sr. Vice President - Internet Services
     --   Greg Tolander, Sr. Vice President, Chief Information Officer

        IXC's network-based delivery solutions are designed to address the increasing speed and capacity requirements of the global communications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging carriers.
        The company's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.
        Certain of the above statements set forth management's expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements due to unavoidable construction delays, increases in expenses, and other factors. Additional information on factors that may affect the business and financial results of IXC can be found in IXC's filings with the Securities and Exchange Commission.


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                            IXC Communications, Inc.
                          Summary of Operating Results
                       ($000's except per share amounts)

                                       Three Months Ended          Year To Date
                                            June 30,                 June 30,
                                      --------------------    --------------------
                                         1998       1997         1998       1997
                                      ---------   --------    ---------   --------
Revenues:
Private line                          $  50,433   $ 38,494    $  94,249   $ 69,363
Long distance switched services         105,502     75,318      219,269    151,331
                                      ---------   --------    ---------   --------
Total operating revenue                 155,935    113,812      313,518    220,694

Gross profit                             48,342     22,833       97,976     44,821
  %                                        31.0%      20.1%        31.3%      20.3%

EBITDA                                   18,350     (1,547)      38,648     (1,542)
  %                                        11.8%      (1.4)%       12.3%      (0.7)%

Depreciation and amortization            22,636     14,559       42,788     25,473
Pooling costs                             7,681         --        7,645      3,325
                                      ---------   --------    ---------   --------
Operating loss                          (11,967)   (16,106)     (11,785)   (30,340)
Interest expense, net                     5,206      6,924        9,920     13,620
Equity in net loss of
  unconsolidated subsidiaries            10,754      4,532       22,019      6,351
Other, net                                  219        102          249        291
                                      ---------   --------    ---------   --------
Loss before income taxes and
  extraordinary loss                    (28,146)   (27,664)     (43,973)   (50,602)
Income tax provision                      4,551        250        6,619       (190)
                                      ---------   --------    ---------   --------
Loss before extraordinary loss          (32,697)   (27,914)     (50,592)   (50,412)
Extraordinary loss on early
  extinguishment of debt                 69,810         --       69,810         --
                                      ---------   --------    ---------   --------
Net loss                              $(102,507)  $(27,914)   $(120,402)  $(50,412)
                                      =========   ========    =========   ========
Dividends applicable to
  preferred stock                        15,471      2,288       27,207      2,758
                                      ---------   --------    ---------   --------

Net loss applicable to common
  stockholders                        $(117,978)  $(30,202)   $(147,609)  $(53,170)
                                      =========   ========    =========   ========
Loss per share before
  extraordinary item                     $(1.35)    $(0.87)      $(2.18)    $(1.54)

Loss per share from
  extraordinary item                      (1.95)        --        (1.96)        --
                                      ---------   --------    ---------   --------
Basic and diluted loss per share         $(3.30)    $(0.87)      $(4.14)    $(1.54)
                                      =========   ========    =========   ========
Weighted average common shares
  outstanding                            35,785     34,696       35,653     34,469



CONTACT:  IXC Communications
          Melissa Jackson, 512/231-5247 (Media Contact) mjackson@ixc-comm.com
          Greta Wiechman, 888/267-9478 (Investor Contact) qwiechman@ixc-comm.com